Exhibit 99.1

Gaiam 2013 Revenue Increases 22.2% to $155.5 Million; Excluding Divested Non-Branded

Media Distribution and Discontinued DRTV Operations

Organic growth of 21.7%

BOULDER, CO, March 17, 2014 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, today reported preliminary, financial results for the year ended December 31, 2013.

Conference Call: Gaiam is hosting a conference call today, March 17, 2013, beginning at 2:30 p.m. MT (4:30 p.m. ET). The conference call dial-in numbers are (212) 231-2939 or (415) 226-5358. Questions will be reserved for analysts and investors. Following the completion of today’s conference call, a replay will be available until March 23, 2014 by dialing (800) 633-8284 or (402) 977-9140, passcode: 21710610.

During the fourth quarter of 2013, the Company sold its non-branded entertainment media distribution operations (“GVE”) and discontinued its direct response television marketing (“DRTV”) operations. As a result, the Company now reports these businesses as discontinued operations, and has reclassified the financial results for all periods presented below accordingly. Unless otherwise noted, all figures below reflect the continuing operations of Gaiam, which is comprised of the Company’s branded yoga, fitness, and wellbeing business, including Gaiam-branded fitness media content and products, which have a presence in over 38,000 retail doors worldwide; the Company’s branded e-commerce platform; and Gaiam TV.

Lynn Powers, Chief Executive Officer of Gaiam, commented, “The 2013 full year organic revenue growth of 22% reflects the successful execution of our strategic operating priority to focus our resources on delivering consistent growth in our core Gaiam-branded businesses, which include yoga, fitness and wellbeing. Gaiam is recognized throughout the world as one of the leading companies and brands for these markets and based on extensive branding research, we believe Gaiam is the number one non-apparel yoga brand for consumers. Our sale of GVE, sales of the majority of our holdings in Real Goods Solar, as well as our decision to discontinue our DRTV operations, align Gaiam’s operations around our key business focus and favorably position the Company to monetize the value of our brand through organic growth initiatives as well as through potential acquisitions that complement our strategic initiatives.

“Our Gaiam Restore brand for wellness, the Gaiam Sol line of high-end yoga products and the SPRI by Gaiam brand of fitness products and accessories continue to grow in awareness and appreciation among consumers and the success of these lines demonstrates the power of our brands and our commitment to quality, product innovation and value for consumers. We are also achieving success in our direct-to-consumer businesses as our e-commerce and catalog operations are being repositioned toward our proprietary branded media, products and apparel. With over $32 million in cash and no debt, a brand growing at double digits, and a commitment to prudent expense management, we have the financial foundation and flexibility to aggressively leverage our brand and our long history of expertise to pursue growth in the yoga, fitness, and wellbeing markets.”

2013 Financial Review

Net revenue for 2013 increased $28.2 million, or 22.2%, to $155.5 million, including organic growth of 21.7% Net revenue for the Company’s business segment increased $19.0 million, or 22.5%, to $103.4 million and direct to consumer segment net revenue for 2013 increased $9.2 million, or 21.5%, to $52.0 million.

Gross profit margin for the full year was 42.0% of net revenue, compared to 44.4% in the comparable year-ago period, primarily due to changes in sales mix as the Company experienced stronger growth in the lower-margin fitness accessory business than in the higher-margin media business. Fourth quarter margin was 42.5% compared 42.4% in the same quarter of the previous year.

Operating expenses increased to $86.9 million, or 55.9% of net revenue, for the full year from $66.7 million, or 52.4% of net revenue, for the same period last year. The increase was due to $11.0 million of non-recurring charges primarily related to the sale of GVE and the discontinuance of the DRTV business. The charges included $7.1 million in non-cash impairment charges, $2.5 million in severance costs, and $1.4 million for transaction-related and other expenses. Excluding these charges, operating expenses declined to 48.9% of net revenue for the year. Please see the Company’s Form 10-K when filed with the SEC for additional details.

Operating loss for the year 2013 was $21.6 million, compared to $10.2 million for last year. The increase in operating loss is primarily due to the $11.0 million of charges related to the restructuring and repositioning of the company, and acceleration of Gaiam TV development.

The Company recorded a gain of $25.1 million for cash proceeds related the sale of Real Goods Solar (“RGSE”) common stock in 2013.

Interest and other income for the year was $2.4 million, compared to an expense of $0.1 million in 2012. The increase resulted from the collection of loans to RGSE, the carrying values for which had previously been reduced to zero through the recognition of losses from the Company’s equity method investment in RGSE.

Income from continuing operations was $3.1 million for the year, compared to a loss of $19.2 million in 2012. The increase is primarily due to the gain on sales of Real Goods Solar stock. Loss from discontinued operations was $2.0 million for the year, compared to income of $6.6 million in 2012. The decrease in income was the result of impairment charges taken within the DRTV entity, offset by slight business improvement in some of the discontinued entities.

Excluding any potential tax valuation impact, net income for the year, was $0.4 million, or $0.02 per diluted share, compared to a net loss for 2012 of $12.9 million, or $0.57 per share, which included an accounting flow through loss on equity method investment for RGSE.

At year-end, Gaiam had total cash of $32.2 million and no debt compared to a net debt of $6.3 million (cash of $9.9 million and a $16.2 million draw on the Company’s then-outstanding line of credit) at December 31, 2012. Our current ratio improved to 3.0 from 1.7 at the end of the previous year. Company has over $50 million of value in Real Goods Solar and Cinedigm stock, receivables from Cinedigm, related to sale of the entertainment unit, real estate, and its NOLs.

Jirka Rysavy, Chairman, commented, “Gaiam TV continues to gain traction with consumers seeking quality conscious media content. The separation of Gaiam TV will allow the Gaiam brand to focus on yoga, fitness and wellbeing. At the same time, our Board of Directors believes that the business and shareholders will benefit from Gaiam TV operating as a standalone business.”

Gaiam today announced that its Board of Directors agreed to pursue the separation of our subscription unit from the Gaiam-branded business into two separate publicly traded companies. We currently expect the separation to take the form of a tax-free spin-off to shareholders. Gaiam TV is a global digital video streaming service that provides conscious media to its subscribers in over 100 countries. Over 90% of its 6,000 titles are available for streaming exclusively on Gaiam TV through almost any device connected to the internet. In 2013, Gaiam TV generated revenue of approximately $5.7 million, and we expect that 2013 initiatives will help the unit’s revenue to at least double in 2014.

Gaiam may, at any time and for any reason until the proposed spin-off is complete, abandon, modify or change the terms of its contemplated spin-off. During the fourth quarter of 2013, the Company sold its non-branded entertainment media distribution operations, discontinued its direct response television marketing operations and launched a restructuring and repositioning strategy to focus on its branded yoga, fitness, and wellbeing business and Gaiam TV. As a result of the foregoing, the Company needs to reassess the value of its deferred tax assets, which could result in a GAAP noncash value allowance between zero and $23 million (total GAAP value of deferred tax assets at the end of the year). The Company has not yet completed its tax planning and audit for the quarter and year ended December 31, 2013 at the time of this press release, so the results reported below are preliminary and subject to assessing GAAP tax valuation allowance. When completed, the Company will file its Form 10-K by March 31, 2014.

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of over 38,000 retail doors, 14,500 store within stores, 5,500 category management locations, and e-commerce, Gaiam is dedicated to providing solutions for healthy and eco-conscious living and personal transformation. Gaiam TV is a global digital subscription service with over 6,000 exclusive videos available for streaming. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contact:
Steve Thomas	Joseph N. Jaffoni, Norberto Aja, Richard Land
Chief Financial Officer	JCIR
Gaiam, Inc.	(212) 835-8500 / gaia@jcir.com
(303) 222-3782 / steve.thomas@gaiam.com

- Financial tables follow -

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31, 2013 (a)		Three Months Ended December 31, 2012
Net revenue	$50,759	100.0%	$45,586	100.0%
Cost of goods sold	29,208	57.5%	26,248	57.6%

Gross profit	21,551	42.5%	19,338	42.4%
Selling and operating	20,301	40.0%	17,069	37.5%
Corporate, general and administration	3,043	6.0%	2,616	5.7%
Other general expense	10,070	19.8%	—	—%

Loss from operations	(11,863)	-23.4%	(347)	-0.8%
Interest and other expense, net	2,321	4.6%	30	0.1%
Gain on sale of investment	6,692	13.2%	—	—%
Loss from equity method investment	—	—%	(830)	-1.8%

Income (loss) before income taxes	(2,850)	-5.6%	(1,147)	-2.5%
Income tax expense (benefit)	(696)	-1.4%	(578)	-1.3%

Income (loss) from continuing operations	(2,154)	-4.2%	(569)	-1.2%
Income from discontinued operations	(4,851)	-9.6%	2,325	5.1%

Net income (loss)	(7,005)	-13.8%	1,756	3.9%
Net income attributable to the noncontrolling interest	(285)	-0.6%	(209)	-0.5%

Net income (loss) attributable to Gaiam, Inc.	$(7,290)	-14.4%	$1,547	3.4%

Net income (loss) per share attributable to Gaiam, Inc. common shareholders - basic:
From continuing operations	$(0.10)		$(0.03)
From discontinued operations	(0.21)		0.10

Basic net income (loss) per share attributable to Gaiam, Inc.	$(0.31)		$0.07

Net income (loss) per share attributable to Gaiam, Inc. common shareholders - diluted:
From continuing operations	$(0.11)		$(0.03)
From discontinued operations	(0.20)		0.10

Diluted net income (loss) per share attributable to Gaiam, Inc.	$(0.31)		$0.07

Weighted-average shares outstanding:
Basic	23,655		22,706
Diluted	23,668		22,706

(a)	Our results for the period ending December 31, 2013 are preliminary. Please see additional disclosure in the press release.

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Year Ended December 31, 2013 (a)		Year Ended December 31, 2012
Net revenue	$155,463	100.0%	$127,242	100.0%
Cost of goods sold	90,155	58.0%	70,723	55.6%

Gross profit	65,308	42.0%	56,519	44.4%
Selling and operating	64,657	41.6%	56,292	44.2%
Corporate, general and administration	11,249	7.2%	10,400	8.2%
Acquisition-related costs	76	0.0%	—	—%
Other general expense	10,967	7.1%	—	—%

Loss from operations	(21,641)	-13.9%	(10,173)	-8.0%
Interest and other expense, net	2,421	1.6%	(86)	-0.1%
Gain on sale of investment	25,096	16.1%	—	—%
Loss from equity method investment	—	—%	(18,410)	-14.4%

Income (loss) before income taxes	5,876	3.8%	(28,669)	-22.5%
Income tax expense (benefit)	2,821	1.8%	(9,444)	-7.4%

Income (loss) from continuing operations	3,055	2.0%	(19,225)	-15.1%
Income from discontinued operations	(1,995)	-1.3%	6,648	5.2%

Net income (loss)	1,060	0.7%	(12,577)	-9.8%
Net income attributable to the noncontrolling interest	(659)	-0.4%	(305)	-0.2%

Net income (loss) attributable to Gaiam, Inc.	$401	0.3%	$(12,882)	-10.0%

Net income (loss) per share attributable to Gaiam, Inc. common shareholders - basic:
From continuing operations	$0.11		$(0.86)
From discontinued operations	(0.09)		0.29

Basic net income (loss) per share attributable to Gaiam, Inc.	$0.02		$(0.57)

Net income (loss) per share attributable to Gaiam, Inc. common shareholders - diluted:
From continuing operations	$0.11		$(0.86)
From discontinued operations	(0.09)		0.29

Diluted net income (loss) per share attributable to Gaiam, Inc.	$0.02		$(0.57)

Weighted-average shares outstanding:
Basic	22,972		22,703
Diluted	23,115		22,703

(a)	Our results for the period ending December 31, 2013 are preliminary. Please see additional disclosure in the press release.

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2013 (a)	December 31, 2012
Assets
Current assets:
Cash	$32,229	$9,858
Accounts receivable, net	30,066	21,978
Inventory, less allowances	20,275	21,252
Deferred advertising costs	311	819
Deferred tax assets	9,872	9,129
Advances	1,078	2,489
Other current assets	8,081	5,300
Current assets of discontinued operations	3,212	58,952

Total current assets	105,124	129,777
Property and equipment, net	22,540	23,544
Media library, net	5,211	10,441
Deferred tax assets	13,281	14,692
Goodwill	13,999	2,673
Other intangibles, net	1,155	190
Other assets	1,834	652
Noncurrent assets of discontinued operations	11	15,262

Total assets	$163,155	$197,231

Liabilities and Equity
Current liabilities:
Accounts payable	$11,697	$16,109
Accrued liabilities	17,503	9,484
Participations payable	3,916	2,871
Current liabilities of discontinued operations	1,596	49,895

Total current liabilities	34,712	78,359
Total equity	128,443	118,872

Total liabilities and equity	$163,155	$197,231

(a)	Our results for the period ending December 31, 2013 are preliminary. Please see additional disclosure in the press release.